Exhibit 5.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 www.bakerbotts.com	AUSTIN BEIJING DALLAS DUBAI HONG KONG HOUSTON LONDON MOSCOW NEW YORK RIYADH WASHINGTON
October 23, 2007
064363.0202
CenterPoint Energy Resources Corp.
1111 Louisiana
Houston, Texas 77002
Ladies and Gentlemen:
          In connection with the issuance by CenterPoint Energy Resources Corp., a Delaware corporation (the “Company”), of $250,000,000 aggregate principal amount of its 6.125% Senior Notes due 2017 (the “2017 Notes”) and $250,000,000 aggregate principal amount of its 6.625% Senior Notes due 2037 (the “2037 Notes” and together with the 2017 Notes, the “Notes”) pursuant to (a) the Company’s Registration Statement on Form S-3 (Registration No. 333-145223) (the “Registration Statement”), which was filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and (b) the related prospectus dated August 20, 2007, as supplemented by the prospectus supplement relating to the sale of the Notes dated October 18, 2007 (as so supplemented, the “Prospectus”), as filed by the Company with the Commission pursuant to Rule 424(b) under the Act, certain legal matters with respect to the Notes are being passed upon for you by us. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Commission on the date hereof (the “Form 8-K”).
          The Notes are to be issued pursuant to an Indenture, dated as of February 1, 1998, as heretofore supplemented and amended (the “Base Indenture”), between the Company, formerly known as NorAm Energy Corp., and The Bank of New York Trust Company, National Association (successor to JPMorgan Chase Bank, National Association (formerly Chase Bank of Texas, National Association)), as trustee (the “Trustee”), as supplemented by Supplemental Indenture No. 11 to the Base Indenture, dated as of October 23, 2007, with respect to the 2017 Notes and Supplemental Indenture No. 12 to the Base Indenture, dated as of October 23, 2007, with respect to the 2037 Notes, by and between the Company and the Trustee (collectively, the “Supplemental Indentures” and together with the Base Indenture, the “Indenture”). The terms of the Notes (including the forms of Notes) are established by the Supplemental Indentures.
          In our capacity as your counsel in the connection referred to above, we have examined originals, or copies certified or otherwise identified, of (i) the Company’s Certificate of Incorporation and By-laws, in each case as amended to date; (ii) the Underwriting Agreement dated October 18, 2007 (the “Underwriting Agreement”) by and among the Company and the Underwriters named in Schedule I thereto (the “Underwriters”), relating to the issuance and sale of the Notes; (iii) the Registration Statement and the Prospectus; (iv) the Indenture; and (v) the corporate records of the Company as furnished to us by you, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the

CenterPoint Energy Resources Corp.	2	October 23, 2007
opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company and of public officials with respect to the accuracy of the material factual matters contained in such certificates. In giving the opinions below, we have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete.
          On the basis of the foregoing, and subject to the assumptions, limitations and qualifications hereinafter set forth, we are of the opinion that the Notes will, when duly executed, issued and delivered by the Company, authenticated and delivered by the Trustee in accordance with the terms of the Indenture and duly purchased and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as that enforcement is subject to any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors’ rights generally, general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law) and any implied covenants of good faith and fair dealing.
          The opinions set forth above are limited in all respects to matters of the contract law of the State of New York, the General Corporation Law of the State of Delaware and applicable federal law. We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Form 8-K. We also consent to the reference to our Firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ BAKER BOTTS L.L.P.

MSS/GMS/JRD